STOCK PURCHASE AGREEMENT



     THIS AGREEMENT ("Agreement") is being made this 26th day of September
1996, by and among SANDY MAYER and GREGORY J. McCARTHY (collectively "Sellers"), THE BERKELEY ASSOCIATES CORPORATION and JUDGE, INC.

                               B A C K G R O U N D

     A. The Berkeley Associates Corporation ("Corporation") is a corporation organized and existing under the laws of the State of Delaware, and currently has authorized capitalization of 3,000 shares of common stock with no par value. 2,075 shares of the Corporation's stock are issued and outstanding (the "Shares"), 1150 of which are held by Sandy Mayer ("Mayer") and 925 shares of which are held by Gregory J. McCarthy ("McCarthy").

     B. Judge, Inc. ("Buyer") is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

     C. It is anticipated that Buyer will change its name to The Judge Group, Inc. subsequent to the Closing. It is currently anticipated that The Judge Group, Inc. will complete closing on an initial public offering prior to December 31, 1996.

     D. Sellers desire to dispose of all Shares of their stock in Corporation. The Buyer desires to purchase the Shares from Sellers subject to the terms and conditions of this Agreement.



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                                    T E R M S

     NOW THEREFORE, the parties hereto, in consideration of the mutual covenants set forth herein and other good and valuable consideration, and intending to be legally bound hereby, agree as set forth below.

     1. Purchase and Sale of Shares.

     1.1 (a) For and in consideration of the consideration described below Mayer hereby agrees to sell to Buyer, which agrees to purchase from Mayer, all of her Shares of Corporation's stock.

         (b) For and in consideration of the consideration described below, McCarthy hereby agrees to sell to Buyer, which agrees to purchase from McCarthy, all of his Shares of Corporation's stock.

     1.2 Payment Terms. The purchase price for the Shares shall be paid as follows:

         (a) Provided the Buyer successfully closes on an initial public offering by December 31, 1996 (the "IPO"):

            (i) Upon Closing on this Agreement, each Seller shall receive $87,500.00. Thereafter, on each monthly anniversary of the Closing date, each Seller shall receive $25,000.00. Such payments shall be made only through December, 1996.

            (ii) The parties have made a portion of the purchase price contingent on the future financial performance of the Corporation (the "Purchase Holdback Payments"). The parties have also made the reimbursement of certain funds provided to Corporation by Sellers contingent on the future financial performance of the Corporation (the "Contingent Loan Holdback Payments"). For


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purposes of this section, payments based on the future financial performance of the Corporation shall be calculated pursuant to the formula in subsection (E) below.

               (A) 1996 Purchase Holdback Payment. Buyer shall deliver to each Seller an executed promissory note, provided the variable X calculated in subsection (E) utilizing 1996 Net Income is a positive amount. The principal amount of each of the promissory notes executed under this subsection shall be one-half of the calculated value of the variable X under this subsection. If 1996 Net Income exceeds $350,000, the aggregate principal amount of promissory notes issued under this subsection shall not exceed $572,200 and Sellers shall not receive any Purchase Holdback Payment under subsection (B).

               (B) 1997 Purchase Holdback Payment. Sellers may qualify for an additional Purchase Holdback Payment, if 1996 Net Income is less than $350,000. If 1997 Net Income equals or exceeds $430,000, Buyer shall deliver to each Seller an executed promissory note the principal amount of which shall be one-half of the remainder of $572,200 less the sum of the principal amounts of the promissory notes executed under subsection (A).

               (C) Calculation of Holdback Payments. Sellers shall receive payment for holdbacks utilizing the following formula:

                        X = Net Income - $250,000 x $572,200
                            ---------------------
                                  $100,000




     Examples of the application of the foregoing formula are set forth in
Schedule 1.2(a)(ii)(C).

               (D) Definition of Net Income. For purposes of the foregoing, Net Income shall be the net income of the Corporation, determined by an audit for the relevant calendar


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year, performed in accordance with generally accepted accounting principles and utilizing the same methodology used in calculating the financial statements attached in Exhibit "D". In making the computation, Net Income shall not be reduced by (1) state and federal income taxes, (2) any management fees paid or payable to Buyer or its affiliates, (3) accounting fees incurred in 1996 in excess of $9,000.00 and in 1997 in excess of $10,000.00, (4) legal fees or expenses paid by the Corporation due to the investigation, negotiations and purchase of the Corporation by Buyer in excess of $4,000.00, and (5) extraordinary expenses incurred outside the ordinary course of business, in the aggregate of $15,000.00 in the relevant calendar year. Expenses incurred in opening or expanding of offices in Lancaster, Pennsylvania or Baltimore, Maryland shall not be considered extraordinary expenses for purpose of the foregoing. Net Income shall be reduced by (1) all items of capital gain and non-recurring profit(including the forgiveness of debt pursuant to (section)1.6), less expenses attributable to that gain or profit, (2) the full amount of Sellers' salaries, excluding any bonus payments under Sections 3.2,
3.3 and 3.4 of Sellers' Employment Agreement, regardless of whether any payments are deferred or services are volunteered. Notwithstanding the foregoing, in 1996 Net Income shall not be reduced by any amount of salary earned in excess of $152,000.00 for services rendered by Sellers in the aggregate and for which they waive and forgive the actual receipt of such salary.

               (E) Promissory Notes. The promissory notes referred to in subsections (A) and (B), if any, shall be delivered to each Seller within thirty
(30) days after the acceptance by both Buyer and Sellers of the determination of Net Income as provided in (section)1.2(a)(ii)(F). Each promissory note shall be in the form attached hereto as Exhibit "A", in the principal amount required by subsections (A) and (B) and shall accrue interest at the rate of eight percent (8%) per annum. The promissory notes shall provide for thirty-six (36) equal monthly payments of principal and interest commencing the first of the month following execution of the promissory note.


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               (F) Calculation of Net Income.

                  (1) Seller shall provide to Buyer an audited statement of Net Income ("Statement") calculated in accordance with (section)1.2(a)(ii)(D) to permit Buyer to determine if any amounts are due Sellers under (section)1.2(a)(ii) or (b)(i) as it pertains to the notes provided for in (section)1.2(a)(ii). Seller shall be solely responsible for all expenses and costs incurred in preparing the Statement and neither Buyer nor Corporation shall have any obligation to pay Sellers or any third party for use of the Statement. If Sellers do not deliver the Statement to Buyer within one hundred and twenty (120) days after the end of the year to which the statement pertains, then Buyer may utilize the audit prepared by the certified public accountants then servicing Buyer to determine if any amounts are due Sellers under (section)1.2(a)(ii) or (b)(i) and the remaining provision of (section)1.2(a)(ii)(F) shall not be applicable.


                  (2) Buyer shall have thirty (30) days from its receipt of the Statement to accept, modify or reject the determination of Net Income. Buyer shall notify each Seller in writing, within the aforesaid period, whether it has accepted, modified or rejected the determination of Net Income. Failure of Buyer to provide written notice of modification or rejection within the aforesaid period shall constitute a waiver of Buyer's objection, modification or rejection of the Statement. If the determination of Net Income is accepted by Buyer, Buyer shall deliver the necessary promissory notes in accordance with (section)1.2(a)(ii)(E). If the Buyer modifies the determination of Net Income, each Seller shall provide Buyer with written notice of their acceptance or rejection of the determination of Net Income as modified by the Buyer within thirty (30) days of their receipt of notice of the modification. If the modification is accepted by the Seller, the Buyer shall deliver the necessary promissory notes in accordance with (section)1.2(a)(ii)(E). If either Seller rejects the modification of the Net


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Income determination by Buyer or Buyer rejects the Seller's initial determination of Net Income, the dispute shall be resolved as set forth in (section)1.2(a)(ii)(F)(4).

                  (3) Sellers and their agents, contractors and employees shall be given reasonable access to the records of Corporation to prepare the Statement required by (section)1.2(a)(ii)(F)(1).

                  (4) In the event that a dispute exists with respect to the determination of Net Income, such dispute shall be submitted for resolution to a Big 6 accounting firm (the "Firm"). The Firm shall be selected jointly by the Buyer and Sellers. In the event a Firm cannot be mutually agreed upon by the Buyer and Sellers within ten (10) days after written notice from either party to the other invoking this paragraph, then Sellers (as one party) and Buyer shall each select a Big 6 accounting firm, which shall in turn jointly select a third Big 6 accounting firm to serve as the Firm. The Firm shall determine any dispute with respect to Net Income as required by (section)1.2(a)(ii)(D), based upon the above definition and the work papers submitted by the parties. The decision of the Firm shall be in writing and shall specify the actual bases for the determination. Each party shall be bound by the determination of the Firm. Each party shall bear its own costs and expenses and an equal share of the cost of so employing the Firm. This dispute resolution provision shall not extend to any other aspect of the Agreement or the Related Agreements.

               (iii) Subsequent to the Closing on the IPO (the "IPO Closing"), on January 2, 1997, each Seller shall receive a number of unregistered shares of Buyer equivalent to $150,000.00 divided by the offer price per share in the IPO. The shares issued pursuant to this Section shall be subject to the demand registration rights set forth in Schedule 1.2(a)(iii). No fractional shares shall be issued and each Seller shall receive the cash value of any fractional share they would have received pursuant to this Section.


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               (iv) Within thirty (30) days after the IPO Closing, each Seller shall receive an amount equal to $530,000.00 in immediately available funds, less any amounts paid to each of them pursuant to Section 1.2(a)(i).

               (v) In addition, at the time of the IPO Closing, Buyer shall deliver to each Seller an executed promissory note in the same form as that attached as Exhibit "A" in the principal amount of $150,000.00 and shall accrue interest at the rate of eight percent (8%) per annum. Equal payments of principal and accrued interest amortized from January 1, 1997 through August 1, 2000 shall commence January 1, 1997 and shall be paid monthly thereafter until the notes are fully satisfied.

            (b) Provided Buyer does not successfully close on an IPO by December 31, 1996:

               (i) The payments set forth in Section 1.2(a)(i) shall still be made and the notes provided for in (section)1.2(a)(ii)(E) shall be delivered and shall continue in effect, however no stock shall be issued by Buyer as provided in (section)1.2(a)(iii) and the payments required by (section)1.2(a)(iv) and 1.2(a)(v) shall not be made and the promissory notes required by (section)1.2(a)(v) shall not be delivered.

               (ii) At Closing, Buyer shall deliver to Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP as escrow agent for the parties ("Escrow Agent") an executed promissory note, distinct from those issued under (section)1.2(a)(ii)(E), for each Seller in the form attached hereto as Exhibit "B". Each promissory note shall be in the principal amount of $830,000.00 less any amounts paid or scheduled to be paid to each Seller pursuant to Section 1.2(a)(i) and shall accrue interest at the rate of eight percent (8%) per annum commencing as of the date of Closing. The note shall provide for equal monthly payments of principal and interest commencing January 1, 1997 and through December 1, 1997 in the amount of $11,856.00 per month; commencing January 1, 1998 and through July 1, 2000 in the amount of $16,644.00 per month; and a final payment in the amount of $9,264.00 plus any accrued but


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

unpaid interest on August 1, 2000. On January 2, 1997, Escrow Agent shall deliver to each respective Seller the promissory notes delivered by Buyer under this Subsection.

            (c) Provided the Judge Group, Inc. ("JGI") successfully closes on an IPO subsequent to December 31, 1996, but before all obligations under Section 1.2(b) (ii) are fully paid and satisfied, then the payment obligations under the promissory notes delivered pursuant to Section 1.2(b)(ii), may be accelerated as then presently due and payable at the option of Sellers. This option shall be exercised in a writing delivered to Buyer by either or both Sellers within five
(5) days following written notification to Sellers by Buyer of the proposed closing of the IPO, notwithstanding anything stated herein to the contrary. The exercise of the foregoing option by the parties hereto is subject to the successful closing of the IPO and to any limitation or condition imposed by the underwriters of the IPO, including complete cancellation of the option.

         1.3 Manner of Payment. All payments made hereunder shall be by cash or check, by hand delivery or at the address set forth in Section 11.5.

         1.4 Closing. The purchase and sale provided for in this Agreement shall take place on or before September 26, 1996 at 10:00 a.m. at the offices of Buyer or at such other time and place as the parties may agree in writing (the "Closing"). The Agreement shall be effective as of the time and date of Closing.

         1.5 Buyer agrees that it shall appoint Sellers and Sellers agree to serve upon its Board of Directors for a term of one year.

         1.6 Pre-closing Transactions.

            (a) Prior to Closing, Buyer had made a loan to the Corporation in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00). Buyer shall forgive the full amount of


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the loan at a time to be determined by Buyer, subsequent to the Closing. Sellers shall credit the amount of the loan to the payments owed by Buyer under (section)1.2(a)(i) and (b)(i).

            (b) Prior to the Closing, Sellers shall each withdraw from Corporation's accumulated adjustment account the amount of Eighty-Seven Thousand Five Hundred Dollars ($87,500.00). Sellers shall indemnify Corporation and
Buyer from any tax liability, interest or penalty resulting from the forgiveness of debt or withdrawal of such sums pursuant to this section.

         2. Representations and Warranties of Sellers and Corporation. Sellers and Corporation make the following representations and warranties to Buyer:

         2.1 Organization, Good Standing and Valid Authorization. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own all of its properties and assets and to carry on its business, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties or both, makes such qualification necessary. Corporation has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Corporation and its stockholders and no other corporate proceedings on the part of Corporation are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Corporation and Sellers and, this Agreement constitutes the valid and binding agreement of Corporation and Sellers, enforceable against them in accordance with its terms. Copies of the Articles and Certificate of Incorporation and By-Laws of Corporation certified to be correct by its Secretary are attached hereto as Exhibit "C" and are complete and correct as at the date hereof. The minute book of Corporation, true copies of the contents of which, authenticated by its


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Secretary, will be promptly delivered to Buyer, contains a complete and accurate record of all meetings and other corporate actions of its shareholders and Board of Directors.

         2.2 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Corporation and Sellers will not: (a) violate any provision of the Articles of Incorporation or By-Laws of Corporation; (b) violate any material provision, result in the breach or acceleration, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, lien, lease, agreement, contract, license, instrument, order, award, judgment or decree to which Corporation or Sellers are a party or by which any of them are bound; (c) result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of Corporation or Sellers; or (d) violate or conflict with any other material restriction or any law, ordinance or regulation to which Corporation, Sellers or the property of Corporation or Sellers is subject.

         2.3 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Corporation and Sellers or the consummation by Corporation and Sellers of the transactions contemplated hereby.

         2.4 Capital Stock. At the Closing Date, the authorized capital stock of Corporation shall consist of 3,000 shares of common voting stock, with no par value, of which 2,075 shares shall be issued and outstanding. All outstanding shares of stock of Corporation are and at the date of Closing shall be duly authorized, validly issued, fully paid and nonassessable. At the date of Closing, there shall be no treasury stock and no outstanding offers, subscriptions, options, warrants, rights or other agreements or commitments obligating Corporation to issue or sell, or cause to be issued or sold, any shares of the capital stock of Corporation or any securities or obligations convertible into or exchangeable


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for or giving any person any right to acquire any shares of such capital stock, or obligating Corporation to enter into any such agreement or commitment.
                  2.5 Financial Statements of Corporation. The audited balance sheets for the fiscal year ending December 31, 1995 of Corporation and the related statements of operations, stockholders' equity and changes in financial position (statement of cash flow) of Corporation examined and reported upon by Thomas Havey & Company, LLP, certified public accountants and previously delivered to Buyer the audited balance sheet as of June 30, 1996, and the related audited statements of operations, stockholders' equity and changes in financial position for the six (6) months ended June 30, 1996, complete copies of which are attached hereto as Exhibit "D" (collectively the "Corporation Financials") have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Corporation at such dates and the results of its operations and changes in its financial positions for such periods. Except with respect to matters referred to in Exhibit "D", Corporation did not have as of July 1, 1996, through the date of the execution of this Agreement, any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent, or otherwise), of a nature that would be reflected or reserved against in a corporate balance sheet or disclosed in the notes thereto, prepared in accordance with the generally accepted accounting principles applied in the preparation of such financial statements, that are not reflected or reserved against in the June 30, 1996 balance sheet or disclosed in the notes thereto.

         2.6 Absence of Certain Changes. Except as otherwise disclosed in Exhibit "D", since December 31, 1995, there has been no material adverse change in the financial condition, assets, liabilities, properties, operations, business or prospects of Corporation taken as a whole, and Corporation has not:


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

            (a) authorized, issued or sold any stock, notes, bonds or other securities, or any options to purchase the same, or entered into any agreement with respect thereto, except to or with Buyer;

            (b) declared, set aside or made any dividend or other distribution on capital stock or redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing;

            (c) amended its Articles of Incorporation or By-Laws;

            (d) other than inventory in the ordinary course of business: (i) purchased, sold, assigned, granted or transferred any tangible assets or any patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property; (ii) mortgaged, pledged or granted or permitted to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent; or (iii) waived any rights of material value or canceled any material debts or claims;

            (e) incurred any obligation or liability (absolute or contingent), except current liabilities and obligations incurred in the ordinary course of business, or paid any liability or obligation (absolute or contingent) other than current liabilities and obligations incurred in the ordinary course of business;

            (f) incurred any material damage by casualty or otherwise to its properties, real or personal; or

            (g) entered into or amended any employment or consulting agreement or instituted or amended any bonus, stock option, profit sharing, pension, retirement incentive, incentive or similar arrangement or plan.


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         2.7 Tax Matters. Corporation has duly filed all federal, state, county, local and foreign income, excise, sales, customs, property, withholding, social security and other tax and information returns and reports required to have been filed by them to the date hereof and paid (or, in the case of withholding taxes and obligations, withheld and paid over as required) all taxes, assessments, duties and other governmental charges (collectively, the "Taxes") (including interest and penalties) shown on such returns or reports to be due or claimed to be due prior to the date hereof to any federal, state, county, local or foreign or other governmental authority. Corporation has paid or made adequate provisions in the most recent balance sheet included in the Corporation Financials (the "Corporation Balance Sheet") for all Taxes (including interest and penalties) payable by Corporation with respect to all periods to and including June 30, 1996. Corporation has no liability for any Taxes (including interest or penalties) of any nature whatsoever other than as shown on the Corporation Balance Sheet and, to the best knowledge of Corporation, there is no basis for any additional material claims or assessments for the Taxes other than with respect to liabilities for taxes that may have accrued since June 30, 1996, in the ordinary course of business. Corporation has never been audited by the Internal Revenue Service or Pennsylvania Department of Revenue for any period. True copies of the federal, state and local income tax returns of Corporation for the year ended December 31, 1995, and for each of the two immediately preceding years have been, or will promptly hereafter be delivered to Buyer. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid taxes nor are there any actions, suits, proceedings, investigations or claims of any nature or kind whatsoever now pending or overtly threatened against Corporation with respect to any such returns or reports, or any such income taxes or any matters under discussion with any federal, state, county or local authority relating to taxes.


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         2.8. Material Contracts. Attached hereto as Schedule 2.8, and certified by Sellers, is a complete and correct description as of the date hereof of all agreements, contracts and commitments, written or oral, to which Corporation is a party or by which it or any of its properties is bound as of the date hereof including: (a) mortgages, indentures, notes, letters of credit, surety agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit to, or any guarantee by, Corporation or a subsidiary; (b) employment and consulting agreements; (c) stock option, incentive, employee benefit, profit sharing, pension and retirement or other compensation plans or agreements; (d) collective bargaining agreements;
(e) the names and annual compensation, as of the date hereof, of directors, officers, and other employees, consultants or agents of the Corporation; (f) sales, technical rep, dealer, distributor, VAR, VAD agreements; (g) agreements, orders or commitments for the purchase by Corporation of materials, supplies or finished products; (h) agreements, orders or commitments for the sale by Corporation of products or involving the furnishing of services to customers, agencies and the like; (i) licenses of software and any patent, trademark, copyright and other industrial property rights; (j) agreements or commitments for capital expenditures; (k) brokerage or finders' agreements; (l) agreements, contracts, leases, payables and commitments of a type other than those described in the foregoing clauses which, in any case, involve aggregate payments or receipts of more than $5,000.00 and/or which extend for a period of ninety (90) days from the date hereof. Corporation has, or will promptly hereafter deliver to Buyer complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate descriptions of all oral agreements set forth in Schedule 2.8. All such agreements, contracts and commitments are in full force and effect. All parties to such agreements, contracts and commitments have performed all material obligations required to be performed by them to date. None of such agreements, contracts or commitments is in default, and there has been no material violation of any


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

representation or warranty, explicit or implied, contained therein. No claim of default by any party has been made or is now pending under any such agreement, contract or commitment, and no event has occurred or continues to occur that with notice or the passing of time or both would constitute a default thereunder or would excuse performance by any party thereto. No such agreement, contract or commitment materially affects or in the future may (so far as Sellers or Corporation can now reasonably foresee) materially adversely affect the business, financial condition, properties, assets, liabilities or operations of Corporation taken as a whole. No such agreement was executed or continues in effect on the basis that the Corporation is or was certified as a minority or woman-owned enterprise and to the best of Seller's knowledge on the basis that the Corporation is or was female owned.

         2.9 Properties. Sellers have listed and described in Schedule 2.9 all properties and assets of Corporation not fully described in the Corporation Financials including accounts receivable, inventory, tangible fixed assets, leasehold improvements, machinery, equipment, furniture, fixtures, bank accounts and vehicles. Corporation owns and has good and marketable title in fee to all of its assets and properties, tangible or intangible, reflected on the Balance Sheet dated December 31, 1995 and June 30, 1996, or listed in Schedule 2.9 in each case free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, right, easement or encumbrance except: (i) to the extent stated or reserved against in the Corporation Balance Sheet; (ii) for liens for taxes not yet delinquent; and (iii) such other matters as have been described in another exhibit attached hereto. Also described in Schedule
2.9 are all leases for real or personal property and material currently in force involving Corporation. A true copy of all such leases have been, or will promptly hereafter be, delivered to Buyer. All such leases are valid, subsisting and effective in accordance with their terms and in good standing, and there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder. All physical properties owned or used by Corporation and all equipment


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necessary for the operation of its business are in good operating condition and in a reasonable state of maintenance and repair. Corporation has received no notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation, or requirement relating to its operations or its properties, and there is no such violation, and all buildings and structures used by Corporation substantially conform with applicable ordinances, codes and regulations.

         2.10 Litigation. Except as set forth in Schedule 2.10, there are no actions, suits or proceedings or investigations pending or, to the knowledge of Corporation, threatened against or affecting the business, operations or financial condition of Sellers or Corporation at law or in equity in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Neither Corporation nor Sellers are in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         2.11 Permits. Corporation has secured a license from the Pennsylvania Department of Education as a school and has all other permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for them to conduct its businesses as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and, to the knowledge of Sellers and Corporation, no suspension or cancellation of any of them is threatened. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement. Corporation has complied in all material respects with the rules and regulations of all governmental agencies having authority over it, including, without limitation, agencies concerned with occupational safety, environmental protection and employment practices, and Corporation has received no notice of violation of any such rules or regulations, whether corrected or not, within the last three (3) years.


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



         2.12 Patents, Trademarks, Copyrights, etc. Corporation owns or possesses full legal rights to use all material patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets and other property rights necessary for the conduct of its business as it is now being conducted and is not aware of any conflict with or infringement of the rights of others. Sellers and Corporation do not know of any infringement by any third party upon any patent, trade name, trademark or copyright owned by Corporation and Corporation has not taken or omitted to take any action which would have the effect of waiving any of its rights under any such patent, trade name, trademark or copyright. No director, officer or stockholder of Corporation owns or has any interest in any of the Corporation products or in any software or hardware or other proprietary information or trade secret used in Corporation's business.

         2.13 Insurance. Sellers shall promptly furnish to Buyer a complete and correct list as of the date hereof of all insurance policies maintained by Corporation with respect to Corporation liability for operations, casualty, damage or destruction of properties, buildings, machinery, equipment, furniture, fixtures, injury to persons or the lives of its key employees. All such policies are in full force and effect and all premiums due thereon have been paid or fully accrued as finally audited or determined on the Corporation Financials. Corporation has complied in all material respects with the provisions of all such policies. The insurance provided under such policies is, and has been, adequate to protect Corporation and its assets and properties.

         2.14 Accounting Controls. Neither Corporation nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of Corporation has: (a) used any corporate funds for any unlawful contributions, gifts, entertainment or any other unlawful expenses relating to political activity; or (b) made any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds.

Corporation makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls which provide reasonable assurance that transactions are executed in accordance with management's authorization and transactions are recorded as necessary to permit preparation of Corporation's consolidated financial statements and to maintain accountability for the earnings and consolidated assets of Corporation.

         2.15 Transactions with Affiliates. Except as disclosed in Corporation Financials or in some other exhibit or schedule hereto, no officer or director, or a shareholder owning 5% or more of Corporation's Common Stock, nor any spouse, decedent or ancestor of such a person nor any corporation, partnership, proprietorship, firm, association or trust in which such person has a direct or indirect interest, has any existing contractual relationship with Corporation, or has engaged in any material transaction with Corporation, nor has engaged in competition, direct or indirect, with Corporation.

         2.16 No Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Sellers or Corporation in such manner as to give rise to any valid claim against Sellers, Corporation or Buyer for any broker's or finder's fee or similar compensation.

         2.17 Directors, Officers and Stockholders. Attached herewith as
Schedule 2.17 is a complete and correct listing as of the date hereof of the directors and officers of Corporation and the beneficial owners of the issued and outstanding shares of Corporation Common Stock and the number of shares of each class owned by them.

         2.18 Non-Disclosure of Confidential Information. All persons and entities (including, without limitation, employees of Corporation) who have or had access to Corporation's trade secrets, confidential information, software documentation, source codes, know-how and all other non-public information used or useful in Corporation's business have entered into agreements with Corporation, which contain provisions to the general effect that the recipients of such information agree to hold such information in confidence and not disclose the same, directly or indirectly, to any person not having Corporation-authorized access to such information, without the express authorization of Corporation; and Sellers and Corporation are not aware of any violation of any of such agreements. Corporation has, or will promptly hereafter deliver to Buyer complete and correct copies of all such agreements, together with all amendments thereto.

         2.19 Foreign Assets. Corporation has no material interest in any assets, real or personal, tangible or intangible, located outside of the continental limits of the United States, including, but not limited to, stock, securities or investments in, claims against or receivables from, any entities or persons so located.

         2.20 Accounts Receivable. The accounts and notes receivable reflected in the Corporation Financials are collectable in the amounts there shown, and the accounts and notes receivable acquired by Corporation subsequent to the date of such Corporation Financials through the Closing Date are and shall be collectable in the aggregate amounts shown upon Corporation's books after application of the reserves for returns and bad debts set in such Financials and maintained upon the books in accordance with generally accepted accounting principles consistently applied by Corporation.

         2.21 Inventories. The inventories set forth in the Corporation Financials and reflected since then upon the books of Corporation are items of a quality and quantity useable or saleable in the normal course of its business and that market value is not less than the book value thereof; the value of any obsolete materials and of materials below standard quality has been written down to realizable market value or adequate reserves provided therefor; the value at which such inventories are carried reflect an inventory evaluation policy of stating inventory at the lower of first in, first out cost or market and of valuing finished goods and work in process at standard cost developed for individual items using current materials, labor, and overhead cost at normal production levels; and an obsolescence formula based on historical sales and backlog orders is applied to inventories of finished goods in order to determine the maximum quantities to be valued through each inventory date.

         2.22 Disclosure. This Agreement and the certificates, statements and other information furnished to Buyer in writing by or on behalf of Corporation or Sellers in connection with the transactions contemplated herein, taken as a whole, do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Sellers nor Corporation know of any fact or condition which is peculiar to Corporation and does not affect similarly situated businesses and which materially adversely affects, or in the future may (so far as Sellers or Corporation can now reasonably foresee) materially adversely affect the financial condition, properties, assets, liabilities, business, operations or prospects of Corporation taken as a whole which has not been set forth herein or in an exhibit hereto.

         2.23 Hazardous Substances.

            (a) Except as disclosed on Schedule 2.23 hereto, to the knowledge of Sellers or Corporation, there has been no Release (as defined below), actual or threatened, of any Hazardous Substance (as defined below) by Corporation (or its predecessor in interest) at or from any Facility (as defined below) currently or previously owned or operated by Corporation (or its predecessor in interest). To the knowledge of Corporation, there has been no Release of any Hazardous Substance for which Corporation (or its predecessor in interest) is or may be liable. For purposes of this Agreement, each of the terms "Release", "Hazardous Substance" and "Facility" shall be defined as it is now, or shall in the future be, defined under the Comprehensive Environmental Response, Compensation and Liability

Act of 1980, as amended 42 U.S.C. (section)(section) 9601 et seq. or any other applicable federal, state or local law, statute, rule, regulation or ordinance.

            (b) Corporation has notified or reported to all federal, state or local officials and agencies all Releases of Hazardous Substances subject to any such notification or reporting requirements.

            (c) Schedule 2.23 hereto sets forth a complete list of all aboveground and underground storage tanks, vessels and related equipment and containers located on any currently or previously (to the extent known) owned or operated facility that are subject to federal, state or local laws, statutes, rules, regulations or ordinances, and sets forth their present contents and, to the knowledge of Corporation, what the contents have been at any time in the past.

            (d) There have been no discharges to surface waters or groundwaters occurring prior to the date hereof other than permitted discharges.

            (e) There have been no air emissions occurring prior to the date hereof other than permitted discharges.

         2.24     ERISA.

            (a) Except as set forth on Schedule 2.24, Corporation does not maintain, administer or contribute to, nor at any time during the past six years has maintained, administered or contributed to, any (1) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Title or Subtitles of ERISA) (the employee pension benefit plans disclosed on Schedule 2.24 are hereinafter referred to as the "Pension Plans");
(2) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) (the employee welfare benefit plans disclosed on Schedule 2.24 are hereinafter referred to as the "Welfare Plans"); or (3) bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangement (the plans, insurance or similar arrangements so disclosed on Schedule 2.24 are hereinafter referred to as the "Employee Benefit Plans").

            (b) Except as explained in Schedule 2.24, all Pension Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), other federal statutes, state law and the regulations and rules promulgated pursuant thereto. Except as explained in Schedule 2.24, all necessary governmental approvals for the Pension Plans, the Welfare Plans and the Employee Benefit Plans have been obtained, a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto has been made by the Internal Revenue Service, and all of the Pension Plans remain qualified under the Code.

            (c) Neither any Pension Plan nor any Welfare Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in section 4974(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or Section 4974(d) of the Code.

            (d) Corporation has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by Corporation with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Company or any of the Subsidiaries; and Corporation has not made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability", as such term is defined in Section

4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

         2.25     Employees.

            (a) Schedule 2.25 contains a complete and accurate list of each employee, officer or director of the Corporation, including each employee on leave of absence or lay-off status: name; job title; current compensation paid or payable and any change in compensation since January 1, 1994; vacation accrued; and service credited for purposes of vesting eligibility to participate under any pension, retirement, profit-sharing, thrift type and savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan of Corporation.

            (b) No employee, officer or director of Corporation is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, officer or director and any other person or entity that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, officer or director of the Corporation, or (ii) the ability of Corporation to conduct its business. To Sellers' knowledge, no director, officer, or other key employee of Corporation intends to terminate his or her employment with Corporation.

            (c) Schedule 2.25 also contains a complete and accurate list of the following information for each retired employee, officer or director of the Corporation, or their dependents receiving benefits or scheduled to receive benefits in the future: name; pension benefit; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

            (d) No union or collective bargaining unit represents any of Corporation's employees.

         3. Representations and Warranties of Buyer. The Buyer represents and warrants to Sellers:

         3.1 Valid Authorization and Compliance. That it has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action; this Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, fully enforceable against it in accordance with its terms; and the execution of this Agreement and performance of the obligations hereunder do not and will not render it insolvent or render it unable to pay its obligations as they arise. Further, that the issuance of the Notes called for in this Agreement are valid acts of the Buyer, have been approved by Buyer's Board of Directors and are duly authorized and valid obligations of the Buyer pursuant to the terms of this Agreement.

         4. Access To and Information Concerning Properties, Records, Etc.

         4.1 Access. Corporation and Sellers shall give to Buyer, its counsel, accountants, financial advisors and other representatives full access, at reasonable times and upon reasonable notice (so as not to interfere unreasonably with the ordinary course and conduct of business of Corporation), throughout the period prior to the Closing, to all of their respective properties, books, contracts, commitments and records, including, but not limited to, minute books, charters and by-laws, and shall furnish to Buyer all such information concerning Corporation and Corporation's subsidiaries and Corporation's respective affairs as the Buyer may reasonably request. In addition, Corporation shall make its officers available at reasonable times and upon reasonable notice to discuss with the Buyer's designated, appropriate representatives the substance of all documents, financial statements and other information provided by Corporation, and such other matters as the respective parties shall reasonably deem pertinent to the transactions contemplated under this Agreement. All information disclosed by any party hereto, to another party pursuant to this Section shall be subject to Article 8 hereof (regarding confidential treatment of confidential or non-public information). No investigation pursuant to this Section shall affect any representations or warranties made herein.

         5. Covenants of Corporation.

         5.1 Affirmative Covenants of Corporation. Corporation covenants that, throughout the period commencing on the date hereof and ending at the Closing, except for specific proposed actions or inaction as shall otherwise be consented to by Buyer in writing, Corporation will for its own part:

            (a) Conduct of Business. Conduct its business in a manner that will not adversely affect Corporation's ability to obtain all necessary regulatory approvals for the transactions contemplated hereby or Corporation's ability to perform its obligations under this Agreement and conduct its business in the ordinary course;

            (b) Preservation of Business. Use its best efforts to maintain and preserve its businesses, its good will and its relationships with its customers;

            (c) Assets. Maintain and keep its assets in as good repair and condition in all material respects as they presently exist, except for depreciation due to ordinary wear and tear and damage due to casualty;

            (d) Insurance. Maintain in full force and effect the policies of insurance set forth in Section 2.13;

            (e) Contracts, Etc. Perform all its material obligations under material contracts, leases and documents relating to or affecting its material assets, properties and businesses;

            (f) Financial Statements. Furnish to Buyer:

               (i) Promptly upon receipt thereof, copies of all audit reports submitted to Corporation by independent auditors in connection with each annual, interim or special audit of the books of Corporation made by such accountants;

               (ii) As soon as practicable, copies of all financial statements and reports as it or its accounting firm shall generate;

               (iii) Promptly upon any executive officer of Corporation obtaining knowledge of any condition or event which would constitute a material violation of the terms and conditions of this Agreement or which would constitute a material default under any material indenture, mortgage, agreement or other instrument securing or relating to any indebtedness of Corporation for borrowed money, a certificate of the President of Corporation specifying the nature of such material violation or default and what action Corporation has taken or is taking or proposes to take with respect thereto;

               (iv) Promptly upon becoming aware that any person has given notice to Corporation or taken any other action with respect to a claimed violation or default of the type referred to in subsection (iii) of this Subsection, a written notice describing the notice given or action taken by such person, the nature of such violation or default and what action Corporation has taken or is taking or proposes to take with respect thereto; and

               (v) With reasonable promptness, such additional financial data as Buyer may reasonably request;

            (g) Laws, Rules, Etc. Corporation shall comply with and perform all material obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, except in respects not materially adverse to the financial condition, business, prospects or results of operations of Corporation taken as a whole, or which would not materially impair the ability of Corporation to consummate the transactions contemplated hereby;

            (h) Corporate Existence. Maintain its existence, in the case of Corporation, as a corporation validly existing in good standing under the laws of the State of Delaware.

            (i) Notices. Notify Buyer of (i) any fact or circumstance of which the executive officers of Corporation have knowledge which would, absent disclosure by Corporation to Buyer and Buyer's subsequent consent to such fact or circumstance, not permit Corporation to satisfy the condition set forth in
Section 5.1(a) of this Agreement, (ii) any material breach of any of its covenants contained herein, and (iii) any material adverse change in its financial condition, business, prospects or operating results;

            (j) Best Efforts. Use its best efforts to assure, to the extent reasonably within its control, and subject to its fiduciary duties, as soon as it is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated by this Agreement;

            (k) Taxes. Withhold and pay over as they become due all withholding taxes and provide for and pay any other taxes as they become due; or

            (l) Accounts Receivable, Accounts Payable and Inventory. Maintain accounts receivable, accounts payable and inventory at substantially the same level as they exist as of the date of execution hereof.

         5.2 Negative Covenants of Corporation. Corporation covenants that, throughout the period commencing on the date hereof and ending on the date of Closing, except for proposed specific actions as shall otherwise be consented to by Buyer, Corporation will not:

            (a) Liabilities. Create, incur, assume, guarantee or otherwise become directly or indirectly obligated with respect to any liabilities or obligations outside the ordinary course of business nor become obligated under any agreement to lend or borrow funds or purchase or supply goods or services other than agreements that are not material and which are in the ordinary course of business;

            (b) Corporate Status. Merge into, consolidate with, affiliate with, or be purchased or acquired by, any other corporation, entity or person (or agree to any such merger, consolidation, affiliation, purchase or acquisition) provided, however, that Buyer shall consent to such a transaction or agreement upon receipt of a legal opinion satisfactory to Buyer and its counsel to the effect that such a transaction or agreement is necessary to satisfy the fiduciary duties of the Board of Directors of Corporation;

            (c) Governing Documents. Amend its charter or by-laws, except that Corporation shall amend the foregoing to the extent necessary to effect the transactions contemplated hereby;

            (d) Stock. Purchase, redeem, retire or otherwise acquire, or hypothecate, pledge or otherwise encumber, any shares of capital stock;

            (e) Dividends and Distributions. Make, declare or pay any dividend on Common Stock, or declare or make any distribution on any shares of its capital stock;

            (f) Liability. Except for indebtedness and contingent liabilities incurred in the ordinary course of business of Corporation, incur any indebtedness or liability for borrowed money evidenced by notes, bonds, debentures or other similar obligations;

            (g) Assets. Solicit or encourage inquiries or proposals with respect to, or, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase or all or a material portion of its assets whether owned by it directly or of a substantial equity interest in, it or any business combination with it and Corporation shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Corporation shall instruct its officers, directors, agents, advisors and affiliates to comply with the above;

            (h) Cash, Accounts Payable and Accounts Receivable. Except in the ordinary course of business, incur accounts payable, forgive or write off accounts receivable or deplete or expend cash-on-hand;

            (i) Bank Debt. Increase the corporate line of credit or term loans with Corestates or any other bank beyond Two Hundred Thousand Dollars ($200,000.00);

            (j) Plant, Property and Equipment. Incur expenditures in excess of Forty Thousand Dollars ($40,000.00) for the purchase or lease of plant, property or equipment;

            (k) Corporation Stock. Issue any additional shares of capital stock or any options, warrants or other securities or instruments convertible into shares of capital stock ;

            (l) Dividends and Other Distributions. Declare or pay any dividends or otherwise make distributions on any shares of its capital stock or sell, transfer or otherwise dispose of, or enter into any agreement to sell, transfer or otherwise dispose of, any of its assets other than in the ordinary course of business; or

            (m) Other Actions. Directly or indirectly agree to take any of the foregoing actions specified in Section 5.2.

         6. Conditions.

         6.1 Conditions to the Obligations of Buyer, Sellers and Corporation. The Closing shall be expressly conditioned upon the following:

            (a) Approval of Stockholders. Approval of this Agreement by the affirmative vote of such number of the stockholders of Buyer, as is required by applicable law, shall have been obtained.

            (b) Approval of Regulatory Agencies. All required consents and approvals of all regulatory agencies and other authorities having jurisdiction over the transactions contemplated by this Agreement, including without limitation the SEC if required, shall have been obtained, and all applicable waiting periods shall have expired.

            (c) Suits, Actions. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the purchase.

            (d) Statutes, Orders. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of the purchase.

         6.2 Conditions to the Obligations of Buyer. Consummation by Buyer of the transactions contemplated hereby is subject to the following conditions precedent, any of which, however, may be waived, to the extent permitted by applicable law or regulation, by the consent in writing of Buyer:

            (a) Representations, Warranties and Covenants.

               (i) The representations and warranties of Corporation and Sellers contained herein (A) shall have been true and correct in all material respects on the date hereof, and (B) other than as disclosed by Corporation and Sellers to, and approved by, Buyer in writing prior to or at the Closing, shall be true and correct in all material respects as of the Closing, except as otherwise provided or permitted by this Agreement.

               (ii) Corporation and Sellers shall have duly performed in all material respects all covenants, not otherwise waived by Buyer in writing, required by this Agreement to be performed by Corporation and Sellers prior to or at the Closing.

               (iii) Buyer shall have received a certificate of Corporation dated as of the Closing, signed by the Chairman and the President of Corporation and certifying in such detail as Buyer may reasonably request the fulfillment of the conditions set forth in Section 6.2(a).

            (b) Material Adverse Changes.

               (i) Since the date of this Agreement there shall have been no material adverse change in the overall financial condition, asset value, earnings, businesses, prospects or results of operations of Corporation.

               (ii) Buyer shall have received a certificate of Corporation dated as of the date of the Closing, signed by the Chairman and the President of Corporation and certifying in such detail as Buyer may reasonably request the fulfillment of the conditions set forth in Section 6.2(b).

            (c) Opinion of Counsel. All proceedings and legal details incident to this Agreement shall be satisfactory to Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP as counsel for Buyer, and Buyer shall have received an opinion reasonably satisfactory to them from Swartz,

Campbell & Detweiler, as counsel for Corporation, dated as of the date of the Closing and addressed to Buyer, to the effect that:

               (i) Corporation is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute, deliver and perform all transactions contemplated by this Agreement.

               (ii) The authorized capital stock of Corporation consists of 3,000 shares of common stock, with no par value, of which the number of shares of Corporation Common Stock specified in the opinion are issued and outstanding on the Closing Date. Each of such outstanding Shares of Corporation has been validly issued and is fully paid and non-assessable. None of such outstanding Shares of Corporation have been issued in violation of any preemptive rights. To such counsel's knowledge, no unissued shares of Corporation Shares or any other securities of Corporation are subject to any warrants, options, commitments, preemptive or other rights of any kind or nature, and Corporation is not obligated to issue any additional shares of capital stock or any other securities of any kind or nature as of the date of this Agreement.

               (iii) The execution, delivery and performance as of the date of such opinion of all transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of Corporation and do not and will not violate any of the provisions of, or constitute a default under or give any person or party the right to accelerate payment or performance under the certificate of incorporation or by-laws of Corporation or to such counsel's knowledge any other material agreement or instrument to which Corporation is a party or by which it or any of its properties or assets is bound other than (1) violations, defaults or accelerations which in the aggregate would not have a material adverse effect on the financial condition, business, prospects or operating results of

Corporation taken as a whole or (2) violations, defaults or accelerations that in the aggregate would not materially impair the ability of Corporation to consummate the transactions contemplated hereby.

               (iv) This Agreement has been duly authorized, executed and delivered by Corporation and constitutes valid and binding obligations of Corporation, enforceable against Corporation in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements or documents are considered in a proceeding in equity or at law).

               (v) To the actual knowledge of such counsel, the execution, delivery and performance of the Agreement by Corporation will not violate any provision of law or regulation applicable to Corporation other than (1) violations which in the aggregate would not have a material adverse effect on the financial condition, business, prospects or operating results of Corporation taken as a whole, or (2) violations which in the aggregate would not materially impair the ability of Corporation to consummate the transactions contemplated by the Agreement.

               (vi) All consents and approvals of (and filings with) all federal or state regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement required by law for Corporation to have been obtained or accomplished have been obtained or accomplished; such opinion to express those agencies or authorities whose approvals have been obtained or accomplished and to be given on a knowledge basis as to all others.

            (d) Suit, Action, Etc. No suit, action or other proceeding shall be pending or directly threatened by any federal, state or other governmental agency, commission or authority having jurisdiction or authority over Corporation or Buyer or by any other person, in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement and which in the reasonable judgment of the management of Buyer is meritorious and materially adversely affects the prospects of such consummation.

            (e) Accountants' Letter. Buyer shall have received a "comfort" letter from Corporation's independent certified public accountants dated (i) as of the date of Closing substantially to the effect that:

               (i) It is a firm of independent public accountants with respect to Corporation; and

               (ii) On the basis of generally accepted auditing standards, nothing has come to its attention which causes it to believe:

                  (A) that the audited financial statements of Corporation are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of audited financial statements; and

                  (B) that from July 1, 1996 through the date of Closing, there are any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent, or otherwise), of a nature that would be reflected or reserved against in a corporate balance sheet or disclosed in the notes thereto, prepared in accordance with the generally accepted accounting principles applied in the preparation of such financial statements, that are not reflected or reserved against in the June 30, 1996 balance sheet or disclosed in the notes thereto, except as set forth in Exhibit "D" to the Agreement.

            (f) Corporation Customer Base. As of Closing, there shall have been no material adverse change in the current customer base of Corporation.

            (g) Approval by Lenders. Corporation shall have obtained, prior to Closing, the approval of the transactions required by this Agreement by the lenders of Corporation.

            (h) Retirement Plans. Except as set forth in Schedule 2.24, Corporation shall have fully funded all retirement plans for its officers and other employees prior to Closing and there shall be no existing or potential violation of applicable laws or regulations with regard to said retirement plans.

            (i) Due Diligence. The satisfactory completion by Buyer of its due diligence review of Corporation prior to Closing.

            (j) Delivery of Documents. All documents required to be delivered to Buyer from Sellers or Corporation have been delivered.

         6.3 Conditions to the Obligations of Sellers and Corporation. Consummation by Sellers and Corporation of the transactions contemplated hereby is subject to the following conditions precedent, any of which, however, may be waived, to the extent permitted by applicable law or regulation, by the consent in writing of Sellers and Corporation:

            (a) Representations and Warranties.

               (i) The representations and warranties of Buyer contained herein
(A) shall have been true and correct in all material respects on the date made, and (B) other than as disclosed by Buyer to, and approved by, Sellers and Corporation in writing prior to or at the Closing, shall be true and correct in all material respects as of the Closing, except as otherwise permitted by this Agreement.

               (ii) Buyer shall have duly performed in all material respects all covenants, not otherwise waived by Sellers and Corporation in writing, required by this Agreement to be performed by Buyer prior to or at the Closing.

               (iii) Sellers and Corporation shall have received a certificate of Buyer dated as of the Closing, signed by the President and the Chief Financial Officer of Buyer and certifying in such detail as Corporation may reasonably request the fulfillment of the conditions set forth in Section 6.3(a).

            (b) Suit, Action, Etc. No suit, action or other proceeding shall be pending or directly threatened by any federal, state or other governmental agency, commission or authority having jurisdiction or authority over Sellers and Corporation or Buyer or by any other person, in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement and which in the reasonable judgment of Sellers and of the management of Corporation is meritorious and materially adversely affects the prospects of such consummation.

            (c) Opinion of Counsel. All proceedings and legal details incident to this Agreement shall be satisfactory to Swartz, Campbell and Detweiler as counsel for Sellers, and Sellers shall have received an opinion reasonably satisfactory to them from Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP, as counsel for Buyer, dated as of the date of the Closing and addressed to Seller, to the effect that:

               (i) Buyer is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the power and authority to execute, deliver and perform all transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance as of the date of such opinion of all transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of Buyer and do not and will not violate any of the provisions of, or constitute a default under or give any person or party the right to accelerate payment or performance under the certificate of incorporation or by-laws of Buyer or to such counsel's knowledge any other material agreement or instrument to which Buyer is a party or by which it or any of its properties or assets is bound other than (1) violations, defaults or accelerations which in the aggregate would not have a material adverse effect on the financial condition, business, prospects or operating results of Buyer taken as a whole or (2) violations, defaults or accelerations that in the aggregate would not materially impair the ability of Buyer to consummate the transactions contemplated hereby.

               (iii) This Agreement has been duly authorized, executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements or documents are considered in a proceeding in equity or at law).

               (iv) To the actual knowledge of such counsel, the execution, delivery and performance of the Agreement by Buyer will not violate any provision of law or regulation applicable to Buyer other than (1) violations which in the aggregate would not have a material adverse effect on the financial condition, business, prospects or operating results of Buyer taken as a whole, or (2) violations which in the aggregate would not materially impair the ability of Buyer to consummate the transactions contemplated by the Agreement.

               (v) All consents and approvals of (and filings with) all federal or state regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement required by law for Buyer to have been obtained or accomplished have been obtained or accomplished; such opinion to express those agencies or authorities whose approvals have been obtained or accomplished and to be given on a knowledge basis as to all others.

         6.4 Documents to be Delivered at Closing:

            (a) At Closing, Sellers shall deliver the following documents to
Buyer:

               (i) Mayer shall deliver an executed copy of the Employment Agreement attached hereto as Exhibit "E";

               (ii) McCarthy shall deliver an executed copy of the Employment Agreement attached hereto as Exhibit "F";

               (iii) Mayer shall deliver Certificate(s) representing all of her shares in Corporation, properly endorsed, for transfer to Buyer;

               (iv) McCarthy shall deliver Certificate(s) representing all of his shares in Corporation, properly endorsed, for transfer to Buyer;

               (v) Mayer shall submit her written resignation from her position as director and an officer of the Corporation;

               (vi) McCarthy shall submit his written resignation from his position as director and an officer of the Corporation;

               (vii) Mayer and McCarthy shall each deliver an executed copy of the Subscription Agreement attached hereto as Exhibit "G";

               (viii) Mayer and McCarthy shall each deliver a completed and executed Investors Questionnaire attached hereto as Exhibit "H".

            (b) At Closing, Buyer shall deliver the following documents to
Seller:

               (i) An executed copy of the Subscription Agreement to Mayer and McCarthy in the form attached hereto as Exhibit "G".

         7. Expenses.

         7.1 Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Provided however, Buyer shall pay the reasonable costs of the audit of Corporation's financial statement for the period ending June 30, 1996 and the cost of the bringdown audit for the period between June 30th and the date of Closing. In addition, Buyer will pay Sellers' and Corporation's reasonable attorney's fees incurred in connection with this transaction, to the extent such fees exceed Four Thousand Dollars ($4,000.00). Sellers' and Corporation shall pay the first Four Thousand Dollars ($4,000.00) of their attorney's fees.

         8. Confidentiality.

         8.1 Confidentiality. Any non-public or confidential information disclosed by either party to the other pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or otherwise disclosed, or to which any other party has acquired or may acquire access, and indicated (either expressly, in writing or orally, or by the context of the disclosure or access) by the disclosing party to be non-public or confidential, or which by the content thereof reasonably appears to be non-public or confidential, shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement. To that end, the parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to non-public or confidential information of the other party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information. Further to that end, all non-public or confidential documents (including all copies thereof) obtained hereunder by any party shall be returned as soon as practicable after any termination of this Agreement and all electronic data that constitutes non-public confidential information which is not physically returned shall be destroyed. The obligation of the parties to maintain the confidentiality of such information shall survive the termination of this Agreement.

         9. Post-Closing Transactions.

         9.1 S Corporation Status. If applicable, the parties agree that upon completion of the transfer of the stock, they shall file an election to close books under Section 1377(a)(1) of the Internal Revenue Code effective as of the date the shares are transferred to reflect that the Corporation's tax year shall end, for the purposes of Sellers' tax treatment, on such date.

         9.2 Audit. Subsequent to Closing, Sellers shall fully cooperate, and secure the cooperation of Corporation's current CPA firm, in completing an audited financial statement for the Corporation for the period extending from June 30, 1996 through the Closing.

         9.3 Taxes. If Sellers incur and pay any personal tax liability resulting from income earned by the Corporation in its business operations due to its status as an S Corporation between January 1, 1996 and Closing (the "Tax Period") and the filing of any tax return by Sellers for the Tax Period, Corporation shall reimburse Sellers for such payments (the "Tax Liability"). The Tax Liability shall exclude any tax liability imposed on Sellers for any amount received by Sellers pursuant to (section)1.6. The amount of reimbursement shall be limited to the Tax Liability less the amount of all taxes imposed on Sellers on the income paid to Sellers by the Corporation from January 1, 1996 through the date of Closing. Sellers shall provide Corporation and Buyer with written notice of the Tax Liability within ten (10) days of paying the Tax Liability, including copies of any tax returns, assessments or related documents demonstrating such liability. Buyer shall pay Sellers the amount calculated pursuant to this section within thirty (30) days of receipt of such written notice.

         10. Indemnification; Remedies.

         10.1 Survival. All representations, warranties, covenants and obligations in this Agreement and any certificate of document delivered pursuant to this Agreement will survive the Closing. The right to indemnification and any other remedy based on the representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether it be before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, recovery of damages, or other remedy based on such representations, warranties, covenants and obligations.

         10.2 Indemnification.

            (a) Sellers agree to indemnify and hold harmless Buyer against any and all losses, costs, expenses, claims, damages or liabilities (including the amount of any settlement approved by such Sellers and expenses of enforcing this Agreement), which Buyer may suffer, incur or become subject to, and to reimburse Buyer for any legal or other expenses incurred by it in connection with investigating any claims and defending any actions, insofar as such losses, costs, expenses, claims, damages, liabilities or actions arise out of or are based upon (i) any false, misleading or untrue representation, intentional or unintentional, or the breach of any warranty made by either or both of the Sellers, (ii) any breach or default in performance by the Sellers of any of its covenants or agreements with Buyer contained herein, (iii) the assessment of any claim for additional premium for any insurance policy not fully accrued on the Corporate Financials; or (iv) any tax liability of Corporation or Sellers imposed upon Buyer or Corporation based on a failure of Corporation or Sellers to file all tax returns and pay all taxes due, or assessed after IRS audit, based upon the operations of Corporation prior to the

Closing or thereafter including any tax liability based upon this transaction (transferee liability), but excluding the tax to be paid by Buyer pursuant to (section)9.3. The indemnity and hold harmless obligations in this Section shall not apply to the extent that said losses, costs, expenses, claims, damages or liabilities arise from actions which constitute misrepresentation, malfeasance, nonfeasance or a violation of law by Buyer which actions are the material cause of Seller's obligation to indemnify or hold harmless Buyer under this Section.

            (b) As a condition precedent to indemnification and set off, Buyer agrees to promptly notify the Sellers in writing upon becoming aware of the existence of any claim, demand, or other matter to which the Sellers' indemnification obligation would apply and shall give Sellers a reasonable opportunity to defend or remedy the same at Sellers' own expense and with counsel of the Sellers' selection; provided, that Buyer shall be given the option at all times to fully participate in the defense at Buyer's own expense. If Sellers shall, within a reasonable time after notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf of, for the account and at the risk of Sellers.

         10.3 Related Agreements.

            (a) Concurrent with the Closing, Sellers and Corporation are executing an Employment Agreement for Mayer and an Employment Agreement for McCarthy (this Agreement and the Employment Agreements are collectively referred to as the "Related Agreements"). Any obligation under one agreement shall be considered to be an obligation under every other Related Agreement.

            (b) In the event of a voluntary quit by either Seller under their respective Employment Agreements (a "Breach Event"), Buyer shall not be obligated to make any payments to either Seller under the promissory notes delivered pursuant to (section)1.2(a)(ii) and (b)(i) (the "Contingent Notes").

However, if (i) the Net Income goal set forth in Schedule 10.3(b) Column I is achieved by the Corporation in both the year in which the Breach Event occurs and all years remaining on Schedule 10.3(b); and (ii) the Sellers are not in violation of the covenants contained in sections 6.1, 6.2 and 6.3 of their respective Employment Agreements with the Corporation, then the Seller who is not subject to the Breach Event shall receive payment under the Contingent Notes pursuant to the terms of the Contingent Notes commencing upon the satisfaction of the foregoing conditions. Payments shall be suspended until such determination can be made. In the event (i) the Net Income goal set forth in
Schedule 10.3(b) Column II is achieved by the Corporation in both the year the Breach Event occurs and all years remaining on Schedule 10.3(b); and (ii) the Sellers are not in violation of the covenants contained in sections 6.1, 6.2 and
6.3 of their respective Employment Agreements with the Corporation, then both Sellers shall receive payment under the Contingent Notes pursuant to the terms of the Contingent Notes commencing upon the satisfaction of the foregoing conditions. Payments shall be suspended until such determination can be made.


            (c) Any default shall not automatically constitute a basis for Buyer to recoup monies previously paid to Sellers, but Buyer shall still be entitled to exercise its right of set-off on any prospective monies owed to Sellers, its right of indemnification, and any remedies at law or equity.

            (d) In the event Employer materially defaults on its payment obligations under sections 1.2(a)(i), (a)(ii), 1.2(b)(i), (b)(ii) and 1.2(c) and has not cured said default within ninety (90) days of the written notice of the default, exclusive of any grace periods, and is not otherwise justified in withholding such payments under the Agreement, then the negative Covenants set forth in sections 6.1, 6.2 and 6.3 of the Employment Agreement(s) shall be void ab initio. This provision shall not apply to any payments not made to Sellers because Buyer is exercising any rights of set off indemnification, common law right of off set or is otherwise justified in withholding any such payments under the Related Agreements.

            10.4 Set Off. Buyer and/or Corporation may set off any amount to which it in good faith believes it is entitled under this Section or any of the Related Agreements against amounts otherwise payable under Section 1.2 of this Agreement or the Employment Agreements. Without limitation of the foregoing, Buyer or Corporation may set off any amount which Corporation or Buyer is obligated to pay as a fine, penalty, funding, or distribution from Profit Sharing Plan (#001). The exercise of such right of set off by Buyer and/or Corporation in good faith, whether or not ultimately determined to be justified, will not constitute an Event of Default under the Promissory Notes executed pursuant to this Agreement or the Related Agreements. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer and/or Corporation in any manner in the enforcement of any other remedies that may be available to either Buyer or Corporation.

            10.5 Remedies. In the event any party shall default in its obligations hereunder, any non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including legal and accounting expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder. Any negligent misrepresentation or negligent omission of information which is not material to this Agreement is not grounds for default or rescission of this Agreement.

            11. Miscellaneous Provisions.

            11.1 Entire Agreement. This Agreement, and all Exhibits and Schedules attached hereto, as well as any other document if signed or initialed by the parties hereto and specifically providing that it is an exception to the limitations contained in this Section, embody the entire agreement between the parties hereto with respect to the matters agreed to herein, and, except as expressly provided herein, this Agreement shall not be affected by reference to any other document except for any such document signed or initialed by the duly authorized representatives of the parties hereto and specifically providing that it is an exception to the limitations contained in this Section. All prior negotiations, discussions agreements by and between the parties hereto with respect of such matters agreed to herein which are not reflected or set forth in this Agreement, or in the Exhibits or Schedules, or in such other document, shall have no further force or effect. Each representation, warranty, covenant or agreement contained in this Agreement made by any of the parties hereto shall have independent force and effect and shall not be affected by any other representation except by specific reference.

            11.2 Publicity. The content and timing of all publicity and announcements concerning this Agreement, and all transactions contemplated by this Agreement, shall be subject to joint consultation and approval of the parties hereto, subject, however, to the legal obligations applicable to public companies.

            11.3 Amendment and Waiver. Neither this Agreement nor any term, covenant, condition or other provision hereof may be amended, modified, supplemented, waived, discharged or terminated except by an instrument in writing signed by responsible officers duly authorized by the respective boards of directors of the parties hereto.

            11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that federal law may be applicable.

            11.5 Communications. All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, sent by recognized overnight delivery service, sent by certified or registered mail, postage prepaid, return receipt requested, or by confirmed telecopy as follows:

                (a)   If to Judge, to:

                      Two Bala Plaza
                      Suite 400
                      Bala Cynwyd, PA 19004
                      Attention:  Martin E. Judge, Jr.


                      With a copy to:

                      Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP 484 Norristown Road
                      Blue Bell, PA 19422
                      Attention:  Michael J. O'Donoghue


                (b)   If to Corporation, to:

                      Two Bala Plaza
                      Suite 500
                      Bala Cynwyd, PA 19004
                      Attention:  Sandy Mayer


                      With a copy to:

                      Swartz, Campbell & Detweiler
                      1601 Market Street
                      34th Floor
                      Philadelphia, PA 19103
                      Attention:  William T. Salzer

                (c)   If to Sellers, to:

                      Two Bala Plaza
                      Suite 500
                      Bala Cynwyd, PA 19004
                      Attention:  Sandy Mayer


                      With a copy to:

                      Swartz, Campbell & Detweiler
                      1601 Market Street
                      34th Floor
                      Philadelphia, PA 19103

                      Attention: William T. Salzer

Any such notice or other communication so addressed shall be deemed to have been received by the addressee (i) if hand-delivered or sent by overnight delivery, on the next business day following the date so delivered or sent, (ii) if sent by registered or certified mail, five (5) business days following the date sent, or (iii) if sent by telecopy, upon verbal telephone confirmation of receipt thereof by an individual authorized to accept telecopy communications at the above-specified telecopy number as of the date of such receipt of confirmation.

                  11.6 Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the successors, assigns and heirs of each of them; provided, however, that neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

            11.7 Headings, Etc. The headings of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not be deemed to be a part of this Agreement.

            11.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

            11.9 No Third Party Beneficiary. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any person who is not a party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            11.10 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date set forth above.

                            [SIGNATURE PAGE FOLLOWS]

                                   JUDGE, INC.


                          By: /s/ Martin E. Judge, Jr.
                              ------------------------------------------
                                  Martin E. Judge, Jr., CEO


                                   THE BERKELEY ASSOCIATES CORPORATION


                          By:   /s/  Sandy Mayer
                              ------------------------------------------
                                     Sandy Mayer, President



                                /s/ Sandy Mayer
                              ------------------------------------------
                                    Sandy Mayer



                                /s/ Gregory J. McCarthy
                              ------------------------------------------
                                    Gregory J. McCarthy

                            FIRST AMENDMENT AGREEMENT


     THIS AMENDMENT AGREEMENT being made effective this 10th day of December 1996, by and among THE JUDGE GROUP, INC. ("Judge"), THE BERKELEY ASSOCIATES CORPORATION ("Berkeley") and GREGORY J. McCARTHY and SANDRA MAYER (collectively "Sellers").

                                   BACKGROUND

     A. Judge, Berkeley and Sellers entered into a Stock Purchase Agreement dated September 26, 1996 (the "Agreement") providing for the sale of all outstanding shares of Berkeley to Judge pursuant to the terms and conditions set forth in that Agreement;

     B. Pursuant to Section 11.3 of the Agreement, the parties may amend the Agreement by a writing signed by the parties;

     C. The closing date of the Initial Public Offering, as defined in the Agreement, originally anticipated to close prior to December 31, 1996 is now anticipated to close on or before March 31, 1997;

     D. Judge, Inc. has changed its corporate name effective September 23, 1996 to The Judge Group, Inc.;

     E. The parties have agreed to amend the Agreement to take into consideration the above.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                      TERMS

         1. Section 1.2(a) of the Agreement shall be deleted in its entirety and replaced by the following:

               (a) Provided the Buyer successfully closes on an initial public offering by March 31, 1997 (the "IPO"):

         2. Section 1.2(a)(i) of the Agreement shall be deleted in its entirety and replaced by the following:

               (i) Upon Closing on this Agreement, each Seller shall receive $87,500.00. Thereafter, on each monthly anniversary of the Closing date, each Seller shall receive $25,000.00. Such payments shall be made only through March, 1997 .

         3. Section 1.2(2)(E) of the Agreement shall be deleted in its entirety and replaced by the following:

               (E) Promissory Notes. The promissory notes referred to in subsections (A) and (B), if any, shall be delivered to each Seller within thirty (30) days after the acceptance by both Buyer and Sellers of the determination of Net Income as provided in (section)1.2(a)(ii)(F), but in no event earlier than March 31, 1997. Each promissory note shall be in the form attached hereto as Exhibit "A", in the principal amount required by subsections (A) and (B) and shall accrue interest at the rate of eight percent (8%) per annum. The promissory notes shall provide for thirty-six (36) equal monthly payments of principal and interest commencing the first of the month following execution of the promissory note.

         4. Section 1.2(a)(iii) of the Agreement shall be deleted in its entirety and replaced by the following:

               (iii) Subsequent to the Closing on the IPO (the "IPO Closing"), on April 1, 1997, each Seller shall receive a number of unregistered shares of Buyer equivalent to $150,000.00 divided by the offer price per share in the IPO. The shares issued pursuant to this Section shall be subject to the demand registration rights set forth in Schedule 1.2(a)(iii). No fractional shares shall be issued and each Seller shall receive the cash value of any fractional share they would have received pursuant to this Section.

         5. Section 1.2(a)(v) of the Agreement shall be deleted in its entirety and replaced by the following:

               (v) In addition, at the time of the IPO Closing, Buyer shall deliver to each Seller an executed promissory note in the same form as that attached as Exhibit "A" in the principal amount of $150,000.00 and shall accrue interest at the rate of eight percent (8%) per annum. Equal payments of principal and accrued interest amortized from April 1, 1997 through November 1, 2000 shall commence April 1, 1997 and shall be paid monthly thereafter until the notes are fully satisfied.

         6. Section 1.2(b) of the Agreement shall be deleted in its entirety and replaced by the following:

               (b) Provided Buyer does not successfully close on an IPO by March 31, 1997:

         7. (a) Section 1.2(b)(ii) of the Agreement shall be deleted in its entirety and replaced by the following:

               (ii) No later than December 31, 1996, Buyer shall deliver to Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP as escrow agent for the parties ("Escrow Agent") an executed promissory note, distinct from those issued under (section)1.2(a)(ii)(E), for each Seller in the form attached hereto as Exhibit "B". Each promissory note shall be in the principal amount of $830,000.00 less any amounts paid or scheduled to be paid to each Seller pursuant to Section 1.2(a)(i) and shall accrue interest at the rate of eight percent (8%) per annum commencing as of the date of Closing. The note shall provide for equal monthly payments of principal and interest commencing April 1, 1997 and through March 1, 1998 in the amount of $10,524.00 per month; commencing April 1, 1998 and through October 1, 2000 in the amount of $14,774.00 per month; and a final payment in the amount of $8,218.00 plus any accrued but unpaid interest on November 1, 2000. On April 1, 1997, Escrow Agent shall deliver to each respective Seller the promissory notes delivered by Buyer under this Subsection.

         (b) Exhibit "B" to the Agreement shall be deleted in its entirety and replaced with Exhibit "B" attached hereto and incorporated herein.

         (c) The Promissory Notes which Escrow Agent had previously held pursuant to Section 1.2(b)(ii) of the Agreement shall be marked cancelled and returned to Judge.

         8. Section 1.2(c) of the Agreement shall be deleted in its entirety and replaced by the following:

               (c) Provided The Judge Group, Inc. ("JGI") successfully closes on an IPO subsequent to March 31, 1997, but before all obligations under
          Section 1.2(b) (ii) are fully paid and satisfied, then the payment obligations under the promissory notes delivered pursuant to Section 1.2(b)(ii), may be accelerated as then presently due and payable at the option of Sellers. This option shall be exercised in a writing delivered to Buyer by either or both Sellers within five (5) days following written notification to Sellers by Buyer of the proposed closing of the IPO, notwithstanding anything stated herein to the contrary. The exercise of the foregoing option by the parties hereto is subject to the successful closing of the IPO and to any limitation or condition imposed by the underwriters of the IPO, including complete cancellation of the option.

         9. Section 1.5 of the Agreement shall be deleted in its entirety and replaced by the following:

               1.5 Buyer agrees that Sellers shall be appointed to serve upon the Board of Directors of the Corporation for a term of one year.

         10. All references to Judge, Inc. in the Agreement, the Schedules and Exhibits thereto, and all documents delivered thereunder, shall be amended to refer to The Judge Group, Inc.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date set forth above.

                                          THE JUDGE GROUP, INC.


                                 By: /s/ Martin E. Judge, Jr.
                                    -----------------------------------------


                                       THE BERKELEY ASSOCIATES CORPORATION


                                 By: /s/ Sandy Mayer
                                    -----------------------------------------



                                     /s/ Gregory J. McCarthy
                                    -----------------------------------------
                                         Gregory J. McCarthy



                                    /s/ Sandy Mayer
                                    -----------------------------------------
                                        Sandy Mayer